Exhibit 10.17

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

NATIONAL SECURITY AGREEMENT

This NATIONAL SECURITY AGREEMENT (“NSA”) is entered into as of June 8, 2021 (the “Effective Date”) by and among: (i) Mikhail Kokorich, a Russian national (“Mr. Kokorich”), in his individual capacity and on behalf of Nortrone Finance S.A., a Panamanian corporation (“Nortrone”); (ii) Lev Khasis, a Russian national (“Mr. Khasis”), and Olga Khasis, a U.S. citizen (“Mrs. Khasis”), each in their respective individual capacities and on behalf of Brainyspace LLC, a Delaware limited liability company (“Brainyspace,” and together with Mr. Kokorich, Nortrone, Mr. Khasis, and Mrs. Khasis, the “Investors”); (iii) Momentus Inc., a Delaware corporation; and (iv) the U.S. Government (“USG”), represented by the U.S. Departments of Defense (DoD) and the Treasury (“Treasury”) as the CFIUS Monitoring Agencies (DoD and Treasury collectively, the “CMAs”), with each of the Transaction Parties (as defined below) and the CMAs referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Committee on Foreign Investment in the United States (CFIUS) has received written notification, dated February 18, 2021 (together with all additional information and documentary materials subsequently submitted to CFIUS by the Transaction Parties in connection therewith, the “Notice”), pursuant to Section 721 of the Defense Production Act of 1950, as amended (“Section 721”), of a transaction that was the subject of CFIUS Case 21-040, as refiled on May 27, 2021 as CFIUS Case 21-102;

WHEREAS, the transaction involves the incorporation of Momentus and multi-stage acquisitions and related investments between 2017 and 2020 that resulted in foreign control and ownership of Momentus by the Investors (the “Transaction”);

[***]

WHEREAS, CFIUS has determined that the Transaction constitutes a “covered transaction” for purposes of Section 721;

WHEREAS, CFIUS has undertaken a review and investigation of the effects of the Transaction on the national security interests of the United States, including a risk-based analysis, as required by Section 721, and has determined that there are risks to the national security of the United States that arise as a result of the Transaction;

WHEREAS, on June 8, 2021, the Transaction Parties requested to withdraw the Notice on the basis that the Transaction would be voluntarily fully and permanently abandoned by means of divestment by the Investors of all interest and rights that they held in Momentus in accordance with the terms of this NSA;

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

WHEREAS, CFIUS has reviewed the request to withdraw the Notice and has determined that it is necessary to enter into this NSA for purposes of effectuating the abandonment of the Transaction and mitigating the risks to the national security of the United States that arise as a result of the Transaction;

WHEREAS, each of the Transaction Parties understands that Section 721(l)(3)(A)(ii) authorizes the CMAs, acting on behalf of CFIUS, to enter into an agreement with any party to a covered transaction to effectuate the abandonment of a covered transaction and mitigate any risk to the national security of the United States that arises as a result of a covered transaction, and that this NSA constitutes an agreement pursuant to that authority;

WHEREAS, each of the Transaction Parties affirms that it is executing this NSA with the understanding that there is no presumption that a waiver or exception will be granted to any provision of this NSA, and with the understanding that failure to abide by this NSA is subject to all remedies available to the USG; and

WHEREAS, each of the Transaction Parties affirms that there are no side agreements or other arrangements among them that would preclude the execution and implementation of this NSA;

NOW, THEREFORE, by the authority vested in CFIUS by Section 721, and associated regulations, and Executive Order 11858 of May 7, 1975, as amended by Executive Order 13456, 73 Fed. Reg. 4677 (January 23, 2008), the CMAs, acting on behalf of CFIUS, hereby enter into this NSA with the Transaction Parties to address CFIUS’s national security concerns on the following terms:

ARTICLE I: DEFINITION OF TERMS

As used in this NSA, capitalized terms shall be defined as set forth below, provided that capitalized terms used in this NSA and not defined in this Article I shall have the meanings assigned to them elsewhere in the NSA:

A.	“Access” means to, or the right or ability to: (i) enter a physical space (“Physical Access”); or (ii) obtain, read, copy, edit, divert, release, affect, alter the state of, or otherwise view information, data, or systems in any form, whether remotely or electronically, including through information technology (IT) systems, cloud computing platforms, networks, data, security systems, software, and hardware (“Logical Access”).

B.	“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such specified Person; provided that, for purposes of this NSA, Momentus and each of its subsidiaries shall not be considered Affiliates of any of the Investors.

C.	“Amended and Restated Voting Agreement” means that certain Amended and Restated Voting Agreement by and among Momentus and certain stockholders thereof dated June 21, 2019.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

D.	“Business Identifier Information” means an entity’s: (i) business name, including all names under which the business is known to be or has been doing business; (ii) business address; (iii) business phone number, website address, and email address; (iv) employer identification number or other domestic tax or corporate identification number.

E.	“Communications” means direct or indirect contact or interaction, including in-person meetings, email correspondence, telephone calls, video conferencing, facsimile correspondence, and any other oral, written, or electronic communications.

F.	“Conditions” means Sections II.A–E, II.F.4, II.G, II.J–M, III.A–D, IV.A, IV.B, IV.D, IV.E, V.A., VI, VII, VIII.A, X, and XI.A–B.

G.	“Control” (including the terms “Controlled by” and “under common Control with”) means the power, direct or indirect, whether or not exercised, to determine, direct, or decide important matters affecting an entity.

H.	“Divestment” means: (i) the sale of all direct and indirect Momentus Interests held or beneficially owned by the Investors, their respective Affiliates, and the Related Parties to Momentus or a third party or parties, as a result of which none of the Investors, their respective Affiliates, or the Related Parties directly or indirectly holds or beneficially owns any Momentus Interests; and (ii) the payment of all proceeds from each sale to the Investors, or the final determination of the Transaction Parties, subject to the CMAs’ non-objection in their sole discretion, that such payment will not occur.

I.	“Momentus” means Momentus, Inc., a Delaware corporation, and following the SPAC Transaction Closing Date, the publicly traded entity to be known as “Momentus Inc.” (NASDAQ: MNTS), together with its wholly owned subsidiaries.

J.	“Momentus Interests” means: (i) all classes of stock in Momentus and its subsidiaries, including Class A Common Stock, Class B Common Stock, FF Preferred Stock, Series Seed Preferred Stock, options to purchase additional common stock, and all shares of capital stock issued upon the exercise of any options; (ii) any shares of capital stock of Stable Road Acquisition Corp (“SRAC”) and its subsidiaries or in any successor entity to Momentus, SRAC, or their respective subsidiaries whether by merger, consolidation, change of name or jurisdiction of incorporation, or by any other manner; and (iii) any security, convertible interest, instrument, or agreement that confers or could confer voting or other governance rights with respect to Momentus, SRAC, their respective subsidiaries, or any successor entity to the foregoing.

K.	“Participate” means to be present in person, by phone, or by video conference for oral Communications and to receive a copy of or be copied on any other Communications.

L.	“Person” means any individual or entity.

M.	“Personal Identifier Information” means an individual’s: (i) full name (last, first, middle); (ii) all other names and aliases used; (iii) business address; (iv) country and city of residence; (v) date of birth; (vi) place of birth; (vii) U.S. Social Security number (as applicable); (viii) national identity number, including nationality, date and place of issuance, and expiration date (as applicable); (ix) U.S. or foreign passport number (if more than one, all must be fully disclosed), nationality, date and place of issuance, and expiration date and, if a U.S. visa holder, the visa type and number, date and place of issuance, and expiration date; and (x) dates and nature of foreign government and foreign military service (as applicable), other than military service at a rank below the top two non-commissioned ranks of the relevant foreign country.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

N.	“Personnel” means any employee, director, officer, agent, consultant, contractor, or other representative, and includes the respective successor or assigns of the foregoing. For the avoidance of doubt, Personnel of a Transaction Party does not include any third-party business that is a contractor, consultant, or other representative of such Transaction Party to the extent that the services provided by such third-party business to such Transaction Party are unrelated to Momentus and to the services, if any, it provides to another Transaction Party.

O.	“Protected Facility” means any location, facility, or premises, whether or not owned or leased by Momentus, where: (i) Protected Technical Information is stored, processed, or may otherwise be Accessed; provided that the definition of Protected Facility shall not include the locations, facilities, or premises of any third-party service provider that provides services generally to a wide variety of Persons so long as any Protected Technical Information stored or processed at such locations, facilities, or premises is not accessible to any Investor, the Affiliates of any Investor, or the Related Parties; or (ii) Momentus Personnel conduct day-to-day operations; provided that the Security Director may, by written notification to the CMAs, exclude one or more personal residences of Momentus Personnel from the definition of Protected Facility.

P.	“Protected Systems” means any IT system, cloud computing platform, network, security system, software, or hardware, wherever located, that stores, processes, or otherwise has Access to Protected Technical Information, and includes any IT system that has Logical Access to the foregoing.

Q.	“Protected Technical Information” means any proprietary technology, technical data, information, or intellectual property (“IP”) that is: (i) not available in the public domain and is used to design, fabricate, develop, test, produce, or manufacture any product or service of Momentus or that is licensed or assigned to Momentus, including processes, techniques, or methods; or (ii) required for or resulting from the design, research and development, testing, production, and manufacture of any product or service of Momentus or that is licensed or assigned to Momentus, and their associated IP. For the avoidance of doubt, Protected Technical Information includes the foregoing as it relates to future products and services of Momentus (or that are licensed or assigned to Momentus in the future), irrespective of whether it exists as of the Effective Date.

R.	“Related Party” means: (i) any entity with respect to which any of the Investors meets the definition of Personnel or in which any of the Investors or their Affiliates owns, directly or indirectly, a voting interest of five (5) percent or greater; (ii) any individual who is an immediate family member of any of the Investors, including a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, grandparent, and any individual sharing the household of any of the Investors; and (iii) any Person engaged by or cooperating with any of the Investors, formally or informally, for the purpose of circumventing this NSA.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

S.	“Resident U.S. Citizen” means an individual who holds U.S. citizenship, who is not a dual citizen, and who resides in the United States during the term of this NSA.

T.	“SPAC Transaction” means the contemplated mergers pursuant to the Agreement and Plan of Merger dated October 7, 2020, as amended, by and among Momentus, SRAC, Project Marvel First Merger Sub, Inc. (“First Merger Sub”), and Project Marvel Second Merger Sub, LLC (“Second Merger Sub”), pursuant to which First Merger Sub will merge with and into Momentus, with Momentus being the surviving entity, immediately following which Momentus will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity, as a result of which Momentus will be a publicly traded company (NASDAQ: MNTS).

U.	“SPAC Transaction Closing Date” means the date on which the SPAC Transaction is completed.

V.	“Technical Relationship” means any relationship with a Person that is not an employee of Momentus that contemplates the provision of or collaboration on Protected Technical Information or its associated know-how, including research partnerships, joint ventures, co-development arrangements, licensing agreements, customer relationships, consulting arrangements, and any other arrangements that could provide Access to Protected Technical Information or any technology or IP derived therefrom.

W.	“Transaction Parties” means Momentus and the Investors.

X.	“Trustee” means, with respect to each of the Voting Trust Agreements, the Dorsey & Whitney Trust Company LLC or a replacement appointed in accordance with Section II.F.

Y.	“United States” or “U.S.” means the several States, the District of Columbia, and any territory or possession of the United States.

Z.	“Voting Trust Agreements” means any arrangement that sets forth the terms of each of the Investors relinquishing its ability to direct the voting of Momentus Interests, including but not limited to the following agreements: (i) the Irrevocable Trust Agreement of Mikhail V. Kokorich dated March 1, 2021; (ii) the Momentus Inc. Voting Trust Agreement dated March 1, 2021 relating to Nortrone Finance, S.A.; (iii) the Irrevocable Trust Agreement of Olga Khasis dated March 1, 2021; and (iv) the Amended and Restated Limited Liability Company Agreement of Brainyspace LLC dated March 1, 2021.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

ARTICLE II: VOLUNTARY VOTING TRUSTS AND GOVERNANCE

A.	Voting Trust Agreements. The Investors shall, at all times until the Divestment is completed in accordance with Article III, abide by the terms of the Voting Trust Agreements as modified from time to time in accordance with this NSA; provided that in the event of a conflict between the terms of the Voting Trust Agreements and this NSA, the terms of this NSA shall prevail. For the avoidance of doubt, any violation of the Voting Trust Agreements shall constitute a violation of this NSA.

B.	New or Amended Voting Trust Agreements. Within fifteen (15) days following the Effective Date, the Transaction Parties shall provide to the CMAs Voting Trust Agreements that are consistent in all respects with the requirements of this NSA. For the avoidance of doubt, if the sale of all direct and indirect Momentus Interests held or beneficially owned by the Investors, their respective Affiliates, and the Related Parties to Momentus occurs on the Effective Date, as a result of which none of the Investors, their respective Affiliates, or the Related Parties directly or indirectly will hold or beneficially own any Momentus Interests, the Voting Trust Agreements shall be amended to remove any Momentus directors, officers, or employees as “Momentus Voting Advisors” and “Momentus Trust Protectors” and to reflect that Momentus shall have no further role or involvement with the Voting Trust Agreements. The Investors shall render the Voting Trust Agreements compliant with the requirements of this NSA by creating new Voting Trust Agreements or by amending the existing Voting Trust Agreements to conform to the requirements of this NSA. No new Voting Trust Agreement or amendment of any Voting Trust Agreement shall become effective unless the CMAs, in their sole discretion, provide their prior written non-objection. If the CMAs do not respond in writing within fourteen (14) days following receipt of the Voting Trust Agreements, Momentus shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such request for decision within seven (7) days following the receipt of such second request for decision, the lack of action shall constitute a non-objection. The Transaction Parties shall ensure that the new Voting Trust Agreements or amendments, as applicable, are made effective immediately upon written CMA non-objection. The CMAs shall have sole discretion to determine whether any Voting Trust Agreement, whether proposed or in effect, complies with the requirements of this NSA. The Investors shall cause Investors’ trust counsel to deliver to the CMAs a legal memorandum in a form satisfactory to the CMAs in their sole discretion regarding the validity of the trusts and the effectiveness of the new Voting Trust Agreements or amendments.

C.	Independence of the Trusts. The Investors shall not, and shall have no authority to, decide or influence any aspect of the governance, operation, or management of the trusts subject to the Voting Trust Agreements.

D.	Trustee and Security Director Requirements, Powers, and Responsibilities. The Transaction Parties shall ensure, and shall ensure that the Voting Trust Agreements and governance documents of Momentus provide, that:

1.	Each Trustee shall be a Resident U.S. Citizen who is eligible for a U.S. government personnel security clearance, or a domestic entity, and who has no current or prior contractual, financial, or fiduciary relationship with the Transaction Parties, their respective Affiliates, or the Related Parties. For the avoidance of doubt, the Dorsey & Whitney Trust Company LLC is approved to continue to serve as the initial Trustee.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

2.	Momentus shall promptly, and in no event later than three (3) days following the CMA’s non-objection to the nominee, ensure that an individual nominated by Momentus and subject to the non-objection of the CMAs is elected and installed as a director of Momentus (the “Security Director”). The Security Director shall be a Resident U.S. Citizen who is eligible for a U.S. government personnel security clearance and who has no current or prior contractual, financial, or fiduciary relationship with the Transaction Parties, their respective Affiliates, or the Related Parties, except as otherwise approved in writing by the CMAs.

3.	If at any time a registration statement on Form S-4 (the “Registration Statement”) has been declared effective by the Securities and Exchange Commission (“SEC”) or the SEC has approved the filing of a definitive proxy statement (the “Proxy Statement”), in either case in connection with a proposed transaction to make Momentus a publicly traded company, Momentus shall, and shall ensure that SRAC shall, promptly solicit stockholder approval for the Security Director to serve on Momentus’ board of directors following the SPAC Transaction Closing Date or the closing date of any other transaction by which Momentus becomes a publicly traded company. To the extent necessary to ensure that the Security Director remains on Momentus’ board of directors until 2024 following the SPAC Transaction Closing Date or the closing date of any other transaction by which Momentus becomes a publicly traded company, Momentus shall, after the Registration Statement becomes effective or Proxy Statement is filed and no later than one (1) business day before the date of the special meeting of SRAC stockholders to approve the SPAC Transaction or any other transaction by which Momentus becomes a publicly traded company, enter into agreement(s) with third-party stockholders of Momentus and/or SRAC. For the avoidance of doubt, other than removal of the Security Director with the approval of the CMAs, Momentus’ failure to ensure that the Security Director remains on Momentus’ board of directors until 2024 shall constitute a violation of this NSA and be subject to liquidated damages pursuant to Article XII.

4.	The Security Director shall possess qualifications appropriate for serving on the board of directors of a publicly traded technology company, including technical expertise and business acumen.

5.	Neither the Trustees nor the Security Director shall have a current or prior contractual, financial, or fiduciary relationship with a current or former Russian government official or have traveled outside of the United States to meet with a current or former Russian government official, unless otherwise disclosed in writing to and approved by the CMAs.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

6.	At all times, the Security Director, in his or her sole discretion, shall have the authority to remove and replace Momentus officers and employees.

7.	The Security Director, in his or her sole discretion, shall have the right to review all contracts with customers, third-party vendors and service providers, and all contracts related to Technical Relationships and Protected Technical Information to ensure they comport with the obligations under this NSA. The Security Director shall have the right, in his or her sole discretion and on behalf of Momentus, to block or terminate any contract that the Security Director determines in his or her sole discretion could reasonably be expected to allow for actions contrary to this NSA, including provisions that the Security Director determines could reasonably be expected to provide any of the Investors with Access to Protected Technical Information or could reasonably be expected to cause the transfer of Protected Technical Information in a manner harmful to U.S. national security.

8.	The Security Director, in consultation with the Security Committee (as defined below), shall develop the annual budget for third-party services and other expenses necessary for Momentus to perform the obligations under this NSA and the Voting Trust Agreements, consistent with the requirements in Section II.K.

9.	The Security Officer (as defined below) shall report directly to the Security Director. The Security Director shall be responsible for reviewing and approving any proposed amendments to the Security Plan and Communications Plan, prior to submission to the CMAs, and any policies and procedures adopted by Momentus pursuant thereto, in each case in his or her sole discretion.

10.	After the Security Director is installed as a director of Momentus’ board of directors and until Momentus becomes a public company, the addition of any new director to the Momentus’ board of directors shall require, in addition to any other applicable required approvals, the approval of the Security Director, to be granted or denied in his or her sole discretion.

11.	After Momentus becomes a public company, the Security Director shall be a member of the Nominating and Corporate Governance Committee (or equivalent committee) (the “NGC”) of Momentus’ board of directors. The NGC shall consist of three (3) directors. Any individual nominated to serve as a director of Momentus’ board of directors after Momentus becomes a public company shall require at least a majority of the members of the NGC voting in favor of such nominee, which majority must include the Security Director. The Security Director shall consult with the CMAs on nominations to Momentus’ board of directors and exercise this authority in his or her sole discretion, subject to such consultation with the CMAs.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

12.	By no later than the Effective Date, the Transaction Parties shall have amended the existing Amended and Restated Voting Agreement to provide that, prior to the time Momentus becomes a public company, the Security Director may be removed only at the direction and with the approval of the CMAs. The Transaction Parties shall submit the Amended and Restated Voting Agreement, as amended pursuant to this section, to the CMAs within three (3) days following its revision and promptly resolve any concerns identified by the CMAs. After Momentus becomes a public company, the Security Director may only be removed for cause and with the approval of: (i) the CMAs; and (ii) at least two-thirds (2/3) of the voting power of the then-outstanding Momentus Interests entitled to vote generally in the election of directors voting together as a single class.

13.	If the Security Director recommends that a director be removed from Momentus’ board of directors due to an identified national security concern, as determined by the Security Director in consultation with the CMAs, Momentus’ board of directors shall ask for the resignation of such director. If such director does not resign, Momentus’ board of directors shall call a special meeting of stockholders, in compliance with proxy rules under U.S. securities laws if Momentus is a public company, to vote on the removal of such director; provided that if Momentus is not a public company, such stockholder vote may be by written consent. In either case, pending such vote, Momentus shall ensure that such director does not receive any Protected Technical Information.

14.	The Security Director shall have the power to exercise all voting rights in connection with the Momentus Interests held or beneficially owned by the Investors in his or her sole discretion and until the sale of all direct and indirect Momentus Interests held or beneficially owned by the Investors, their respective Affiliates, and the Related Parties to Momentus or a third party or parties, as a result of which none of the Investors, their respective Affiliates, or the Related Parties directly or indirectly holds or beneficially owns any Momentus Interests.

15.	The Security Director shall serve as the primary liaison between Momentus’ board of directors and the CMAs and provide timely responses to inquiries from the CMAs. The Security Director shall maintain availability, upon reasonable notice from the CMAs, for discussions with the CMAs on matters relating to Momentus’ governance and compliance with this NSA.

16.	Within thirty (30) days following the appointment of the Security Director, Momentus’ board of directors shall establish a board-level security committee (the “Security Committee”) of at least one (1) and no greater than three (3) directors. The Security Director shall be the Chairman of the Security Committee. The Security Committee shall be responsible for overseeing Momentus’ development and implementation of policies and procedures to safeguard Protected Technical Information, Protected Systems, and Protected Facilities in order to ensure compliance with this NSA. The Security Committee shall exercise appropriate oversight and monitoring of Momentus’ operations to ensure that the protective measures contained in this NSA are effectively maintained and implemented.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

17.	As of the Effective Date and before and after Momentus becomes a public company, Momentus shall promptly notify the CMAs in writing of any changes to the composition of Momentus’ board of directors or any committee thereof and provide, for any new directors, Personal Identifier Information and contact information. Momentus shall, subject to its obligations under U.S. federal, state, and local laws and regulations, work in good faith to answer any questions the CMAs submit in relation to such directors.

E.	Initial Security Director Nomination. By no later than seven (7) days following the Effective Date, Momentus shall nominate the Security Director, including the information required for such nomination under Subsection II.F.2. The CMAs may grant or withhold their non-objection to the Security Director in their sole and absolute discretion. If the CMAs do not respond in writing within fourteen (14) days following the Effective Date, Momentus shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such request for decision within seven (7) days following receipt of such second request for decision, the lack of action shall constitute a non-objection.

F.	Appointment, Vacancies, and Removal.

1.	For any Person the Investors nominate to fill a Trustee vacancy, the applicable Investor shall provide complete Personal Identifier Information (for individuals) or Business Identifier Information (for entities), a curriculum vitae or similar professional synopsis accounting for all periods of time consisting of three consecutive months or longer beginning with graduation from high school or the equivalent, contact information, and any other information requested by the CMAs for each nominee to ensure that the nominee can effectively perform the obligations set forth in this NSA and the Voting Trust Agreements.

2.	For any Person Momentus nominates to be a Security Director initially or to fill a vacancy, Momentus shall provide complete Personal Identifier Information, a curriculum vitae or similar professional synopsis accounting for all periods of time consisting of three consecutive months or longer beginning with graduation from high school or the equivalent, contact information, and any other information requested by the CMAs for each nominee to ensure that the nominee can effectively perform the obligations set forth in this NSA.

3.	In the case of the initial appointment of the Security Director, such appointment is subject to the CMAs having approved the nominee pursuant to Section II.E. In the case of other appointments of the Trustees or the Security Director, if the CMAs do not respond in writing within fourteen (14) days following receipt of all necessary information about each nominee, as determined by the CMAs in their sole discretion, Momentus or the applicable Investor shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such request for decision within seven (7) days following receipt of such second request for decision, the lack of action shall constitute a non-objection. If the CMAs object to one or more nominees, Momentus or the applicable Investor shall nominate a different nominee within seven (7) days following receipt of any such objection, subject to the same procedures as the initial nomination. Momentus or the applicable Investor shall appoint each nominee as a Trustee or Security Director, as applicable, within three (3) days following the non-objection of the CMAs.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

4.	The applicable Investor shall notify the Third-Party Monitor and the CMAs within twenty-four (24) hours of becoming aware of the planned or actual resignation, death, disability, or other circumstance creating a vacancy in any Trustee position. Within fourteen (14) days following a vacancy occurring, the applicable Investor shall nominate a Person to fill such vacancy, subject to the procedures set forth in Subsection II.F.1.

5.	Momentus shall notify the Third-Party Monitor and the CMAs within twenty-four (24) hours of becoming aware of the planned or actual resignation, death, disability, or other circumstance creating a vacancy in the Security Director position. Within fourteen (14) days following a vacancy occurring, Momentus shall nominate a Person to fill such vacancy, subject to the procedures set forth in Subsection II.F.2.

6.	Until the Divestment is completed in accordance with Article III, the Investors shall not remove any of the Trustees without the prior written non-objection of the CMAs, which the CMAs may withhold in their sole and absolute discretion. Neither the Trustees nor the Investors shall remove the Security Director.

7.	The CMAs may, in their sole and absolute discretion, remove any of the Trustees should the CMAs lose confidence in the abilities of any of the Trustees to perform their obligations under this NSA or the Voting Trust Agreements, or determine that any of the Trustees have, intentionally or through negligence, failed to meet their obligations or undermined the effectiveness of this NSA or the Voting Trust Agreements. The applicable Investor shall promptly, and in any event within forty-eight (48) hours of removal or CMAs’ written notice to such Investor of an intention to remove, nominate a replacement Trustee, subject to the procedures as set forth in Subsection II.F.1. In all cases, the CMAs shall have the sole discretion whether or not to provide notice prior to removal of any Trustee.

G.	Non-Interference and Non-Circumvention. The Investors shall not, and shall use their reasonable best efforts to ensure that the Related Parties do not, take any action to influence, interfere with, or otherwise involve themselves in the Security Director’s decisions and actions under this NSA and the Voting Trust Agreements, including the power to exercise voting and governance rights in Momentus, administer the Divestment in accordance with this NSA, and to manage and oversee Momentus’ business operations. An Investor or Related Party shall be presumed to have attempted to influence, interfere with, or otherwise involve themselves in the Security Director’s decisions in violation of this Section II.G if the Investor or Related Party, as the case may be, engages in Communications with the Security Director; provided that an Investor or Related Party shall not be deemed to have violated this Section II.G by having made Permitted Communications within the meaning of Article VI. The burden shall be on an Investor to rebut the presumption that the Investor or a Related Party sought to influence or interfere with the Security Director’s decision. The CMAs shall have sole discretion to determine whether the parties have met their burden to rebut the presumption and whether a presumed attempt constitutes a violation of this NSA. Momentus shall ensure that the Security Director promptly, and in any event within twenty-four (24) hours of discovery, reports any actual or potential violation of this NSA or the Voting Trust Agreements to the Third-Party Monitor and the CMAs.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

H.	Trustee Duty of Loyalty. Until the Divestment is completed in accordance with Article III, the Trustees shall, in exercising their obligations under this NSA and the Voting Trust Agreements, owe fiduciary duties to CFIUS and Momentus, and where not inconsistent with those duties shall act in good faith to protect the legitimate interests of the Investors; provided that the Trustees shall perform their duties in a manner that they reasonably believe to be, in descending order: (1) first, in the national security interest of the United States as determined by the CMAs; and (2) second, where not inconsistent with the national security interest of the United States, in the best interests of Momentus and the Investors, in each case subject to this NSA (collectively, the “Duty of Loyalty”) and in a manner consistent with all legal and contractual requirements. To the extent that a Trustee believes that a conflict of interest may exist between her or his fiduciary duties to Momentus and the Duty of Loyalty, the Trustee shall promptly inform the CMAs of such conflict.

I.	Security Director Duties. Momentus shall ensure that the Security Director, in exercising his or her obligations under this NSA and the Voting Trust Agreements and to the extent consistent with the Security Director’s duties to Momentus and its stockholders under Delaware law, owes fiduciary duties to CFIUS. To the extent that the Security Director believes that a conflict of interest is reasonably likely to exist between her or his fiduciary duties under Delaware law to Momentus and/or its stockholders, the Security Director shall promptly inform the CMAs of such conflict.

J.	Indemnification. Momentus shall ensure that the Trustees and Security Director are indemnified and held harmless from any and all claims arising from or in any way connected to their performance as Trustee or the Security Director, as applicable, except for their own individual gross negligence or willful misconduct.

K.	Resources. Momentus shall ensure that the Trustees and the Security Director have sufficient resources to perform their obligations under this NSA and the Voting Trust Agreements including, but not limited to, the resources to engage the Third-Party Monitor and Third-Party Auditor described in Articles V and VIII. The Trustees shall, and Momentus shall instruct the Security Director to, promptly notify and consult with the CMAs should they believe, in their sole discretion, that they have insufficient resources to perform their obligations under this NSA and the Voting Trust Agreements; provided that this Section II.K shall not be interpreted to entitle the Trustees or the Security Director to compensation where the Voting Trust Agreements or other applicable arrangements do not otherwise provide for such compensation.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

L.	Amendment and Termination. Until the Divestment is completed in accordance with Article III, the Investors shall not agree to or execute any amendment, waiver, or termination of the Voting Trust Agreements without the prior non-objection of the CMAs. The applicable Investor shall submit a draft of any proposed amendment, waiver, or termination to the CMAs and resolve any concerns raised by the CMAs prior to executing any such amendment, waiver, or termination. If the CMAs do not respond in writing within fourteen (14) days following receipt of a draft, the applicable Investor shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such second request for decision within seven (7) days following the receipt of such request for decision, the lack of action shall constitute a non-objection and the applicable Investor may execute the amendment, waiver, or termination; provided that the applicable Investor shall provide a final, executed copy of any such amendment, waiver, or termination to the CMAs within three (3) days following its execution. If the CMAs object, the Investor shall not agree to or execute the proposed amendment, waiver, or termination.

M.	Validity. Until the Divestment is completed in accordance with Article III, the Investors shall ensure that the Voting Trust Agreements are and remain valid under applicable state law until terminated in accordance with their terms and this NSA. In the event that any Voting Trust Agreement’s validity is challenged under applicable state law, the applicable Investor shall represent and enforce the USG’s interest in preserving the Voting Trust Agreement as negotiated. In the event that any Voting Trust Agreement becomes invalid under applicable state law, the applicable Investor shall immediately notify the CMAs in writing and shall promptly thereafter propose an amendment to remedy the affected provisions in accordance with Section II.L. The CMAs may, as necessary in their sole discretion, require the amendment of the Voting Trust Agreements to address any potential gaps created by the invalidity and the applicable Investor shall promptly execute such amendment.

N.	Confidentiality. The Investors may request that their respective activities and Communications with the CMAs pertaining to their Voting Trust Agreements under this NSA be kept confidential from the other Investors.

ARTICLE III: VOLUNTARY DIVESTMENT

A.	Standstill. As of the Effective Date and at all times thereafter, the Investors shall not, and shall use their reasonable best efforts to ensure that their Affiliates and the Related Parties do not, acquire, directly or indirectly, any additional Momentus Interests including through open-market purchases; except that once Momentus is a public company, indirect acquisitions of Momentus Interests through a mutual fund or exchange-traded fund over which no Investor exercises any discretion or control shall not constitute a violation of this Section III.A. The Investors shall not acquire, directly or indirectly, any asset or any interest in any asset that is owned by or licensed or assigned to Momentus as of the Effective Date. The Investors shall not exercise any pre-existing right related to the governance, management, or operation of Momentus, and shall not acquire any additional such right.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

B.	Accelerated Divestment. On the Effective Date, the Transaction Parties shall execute the Stock Repurchase Agreements in the forms at Annex A (with respect to Mr. Kokorich’s Momentus Interests), Annex B (with respect to Nortrone’s Momentus Interests), and Annex C (with respect to Brainyspace’s Momentus Interests) and effect the repurchase of all such Momentus Interests by Momentus from the applicable Investors in accordance therewith. The Transaction Parties shall comply with the terms of the Stock Repurchase Agreements in all respects. The Transaction Parties shall not amend or otherwise alter in any way the Stock Repurchase Agreements in the forms at Annexes A, B, and C, or any of the terms or obligations contained therein, without the CMAs’ prior written approval. For the avoidance of doubt, the Transaction Parties’ obligation to complete the Divestment shall not be deemed fulfilled until the CMAs so determine, in their sole discretion, in accordance with Section III.C.

1.	In order to enable CFIUS to verify that the Divestment is fully completed and enable effective enforcement of the terms of this NSA, the Transaction Parties shall ensure that each of the Stock Repurchase Agreements requires that, with respect to each Consummation Date (as defined in the Stock Repurchase Agreements), (a) [***] percent [***]%of the Divestment proceeds owed to each of Mr. Kokorich and Nortrone and (b)[***] percent [***]%) of the Divestment proceeds owed to Brainyspace shall be deposited into an escrow account (the “Approved Divestment Escrow Account”) in the United States and held for the benefit of the applicable Investor. The Transaction Parties shall ensure that the Approved Divestment Escrow Account is managed by an escrow agent pursuant to an escrow agreement, with each of the escrow agent and escrow agreement subject to the prior written approval of the CMAs. The Transaction Parties shall ensure that the escrow agreement provides that the funds held in the Approved Divestment Escrow Account shall be disbursed upon the joint written instruction of an authorized representative of Momentus and the applicable Investor. Momentus and the applicable Investor shall ensure that such joint written instruction is delivered promptly upon, and only upon, the following conditions being met: (i) the Third-Party Auditor has delivered an Audit report to the CMAs for a period that includes the relevant Consummation Date, (ii) fifteen (15) days has passed following delivery of such Audit report to the CMAs (the “Determination Period”), and (iii) CFIUS has not determined and informed the Transaction Parties in writing that one or more Investors is responsible for a material violation of this NSA. Notwithstanding the quarterly audit schedule set forth in Section VIII.F, Momentus shall request and pay for an additional Audit immediately upon the funds being placed in the Approved Divestment Escrow Account, the results of which shall be delivered to the CMAs in an Audit report and trigger the start of the Determination Period. In the event that CFIUS determines and informs the Transaction Parties in writing, before the Determination Period expires, that one or more Investors is responsible for a material violation of this NSA (a “Violation Notification”), Momentus shall ensure that the portion of the Divestment proceeds held in the Approved Divestment Escrow Account corresponding to the Investor or Investors identified by CFIUS as responsible for the material violation remains in the Approved Divestment Escrow Account until such time that CFIUS determines and informs the Transaction Parties that the material violation has been resolved to CFIUS’s satisfaction. If CFIUS has not provided a Violation Notification before the Determination Period expires, the restrictions on the Divestment proceeds under this Subsection III.B.1 shall no longer apply to the applicable Divestment proceeds, and Momentus shall take all necessary action to cause the Divestment proceeds held in the Approved Divestment Escrow Account to be released to the applicable Investors.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

C.	CMA Discretion and Verification. The CMAs shall have the sole discretion to determine whether the Divestment has been completed for purposes of this NSA. Subject to Subsection III.B.1, within twenty-four (24) hours of its becoming available, Momentus shall provide documentation sufficient to establish that all payments under the Share Repurchase Agreements, executed in the forms at Annexes A, B, and C, have been disbursed and accompanied by a certification, or, if no payments are to be disbursed, until such agreements are terminated and the Transaction Parties certify to the CMAs that Momentus will not disburse any payments in connection with the Divestment.

Momentus shall provide copies of all documents governing the terms of the Divestment, or any portion thereof, to the CMAs within twenty-four (24) hours of execution. Within three (3) days following a request from the CMAs, the Transaction Parties shall further provide any other documentation demonstrating the Transaction Parties’ progress toward or completion of the Divestment.

D.	Status Reports. Until the Divestment is completed, Momentus shall cooperate with the Trustees and the Security Director to submit reports to the CMAs detailing progress toward, and the status of, the Divestment, including copies of relevant documents:

1.	at least once every fourteen (14) days following the Effective Date;

2.	within three (3) days following any material development, including filings made with the SEC; correspondence to or from the SEC; buyer(s) conducting due diligence, buyer(s) submitting a bid, entry into a term sheet, execution of definitive transaction documents, or closing of a transaction; and

3.	within three (3) days following a request from the CMAs.

ARTICLE IV: SECURITY OFFICER

A.	Appointment. Momentus shall at all times employ a security officer (the “Security Officer”) who reports directly to the Security Director and is responsible for overseeing the compliance with this NSA. The appointment of the Security Officer shall be subject to the prior non-objection of the CMAs. By no later than the Effective Date, Momentus shall have nominated a Security Officer. When nominating a Security Officer, both in the case of the initial appointment and the filling of a vacancy, Momentus shall provide complete Personal Identifier Information, a curriculum vitae or similar professional synopsis, contact information, and any other information requested by the CMAs to ensure that the individual can effectively perform the obligations set forth in this NSA. The replacement of the Security Officer shall be subject to the terms and conditions of this Article IV and shall be subject to the CMAs non-objection. If the CMAs do not respond in writing within fourteen (14) days following the Effective Date in the case of the initial Security Officer nomination, or, in all other cases, within fourteen (14) days following receipt of all necessary information about the nominee, as determined by the CMAs in their sole discretion, Momentus shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such request for decision within seven (7) days following the receipt of such second request for decision, the lack of action shall constitute a non-objection. If the CMAs object, Momentus shall nominate a different candidate within seven (7) days following receipt of any such objection, subject to the same procedures as the initial nomination. Momentus shall appoint the Security Officer within three (3) days following the non-objection of the CMAs.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

B.	Removal and Replacement. Momentus shall not remove the Security Officer without the prior written consent of the CMAs. Should the CMAs, in their sole discretion, lose confidence in the abilities of the Security Officer to perform his or her duties under this NSA or determine that he or she has, intentionally or negligently, failed to meet his or her obligations or has otherwise undermined the effectiveness of this NSA, the CMAs may direct Momentus to remove the Security Officer and Momentus shall promptly, and in any event within forty-eight (48) hours, remove the Security Officer. In the event of a vacancy in the Security Officer position, Momentus shall notify the CMAs within twenty-four (24) hours and shall nominate a replacement Security Officer within three (3) days. Concurrently with the nomination of a replacement Security Officer, Momentus shall provide complete Personal Identifier Information, a curriculum vitae or similar professional synopsis, contact information, and any other information requested by the CMAs to ensure that the individual can effectively perform the obligations set forth in this NSA. If the CMAs do not respond in writing within fourteen (14) days following receipt of all necessary information about the nominee, as determined by the CMAs in their sole discretion, Momentus shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such request for decision with seven (7) days following receipt of such request for decision, the lack of action shall constitute a non-objection. If the CMAs object, Momentus shall nominate a different candidate within seven (7) days following of any such objection, subject to the same procedures as the initial nomination. Momentus shall appoint the Security Officer within three (3) days following the non-objection of the CMAs. During any vacancy, Momentus shall ensure that the Chief Executive Officer of Momentus fulfills the obligations of the Security Officer.

C.	Qualifications. Momentus shall ensure that the Security Officer is a Resident U.S. citizen who is eligible for a U.S. government personnel security clearance and who possesses qualifications appropriate for implementing and overseeing compliance with this NSA. Momentus shall ensure that the Security Officer has no current or prior contractual, financial, or fiduciary relationship with any of the Investors, their respective Affiliates, or the Related Parties. Momentus shall ensure that the Security Officer has the appropriate senior-level authority and the necessary technical skills and resources within Momentus to ensure implementation of and compliance with this NSA. The Security Officer may hold other titles and responsibilities within Momentus, provided that such other responsibilities do not prevent the Security Officer from fully performing his or her obligations hereunder. The Security Officer shall also be subject to the restrictions on contact with Russian government officials under Subsection II.D.5.

D.	Responsibilities. Momentus shall ensure that the Security Officer’s primary responsibility is overseeing day-to-day compliance with this NSA and any compliance plans adopted hereunder. Momentus shall ensure that the Security Officer serves as a liaison between Momentus and the CMAs, provides timely responses to inquiries from the CMAs, and maintains availability, upon reasonable notice from the CMAs, for discussions with the CMAs on matters relating to compliance with this NSA. Momentus shall ensure that the Security Officer Participates in all emails, phone calls and in-person meetings between Momentus and the CMAs. Momentus shall also ensure that the Security Officer reports any actual or potential violation of this NSA to the CMAs as soon as practicable, but in any event within twenty-four (24) hours of learning of any such actual or potential violation.

E.	Costs. Momentus shall be responsible for all costs associated with the Security Officer.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

ARTICLE V: THIRD-PARTY MONITOR

A.	Engagement. By no later than the Effective Date, Momentus shall have identified to the CMAs an independent third-party monitor (the “Third-Party Monitor”) to monitor the Transaction Parties’ compliance with this NSA and serve as a point of contact for the CMAs. Momentus shall not remove or replace the Third-Party Monitor without the prior non-objection of the CMAs. The written non-objection of the CMAs shall be conditioned upon the nomination by Momentus of a replacement Third Party Monitor which is acceptable to the CMAs in their sole and absolute discretion. In the case of the replacement of a Third-Party Monitor with a replacement Third-Party Monitor approved by the CMAs, Momentus shall appoint the new Third-Party Monitor concurrently with the removal of the existing Third-Party Monitor to ensure that there are no gaps in coverage. The CMAs, in their sole and absolute discretion, may direct Momentus to terminate the Third-Party Monitor without approval from the Transaction Parties. In the event that there is a vacancy in the Third-Party Monitor position due to removal by the CMAs, resignation by the Third-Party Monitor, or otherwise, Momentus shall nominate a replacement Third-Party Monitor within three (3) days following such vacancy occurring. Momentus shall provide sufficient information requested by the CMAs to assess the nominee. If the CMAs do not respond in writing within fourteen (14) days following the Effective Date in the case of the initial Third-Party Monitor nomination, or, in all other cases, within fourteen (14) days following receipt of all information relating to the nominee, as determined by the CMAs in their sole discretion, Momentus shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such request for decision within seven (7) days following the receipt of such second request for decision, the lack of action shall constitute a non-objection. If the CMAs object to the proposed nominee, Momentus shall submit a nomination for a different candidate within seven (7) days following receipt of any such objection, subject to the same procedures as the initial nomination. Momentus shall engage the Third-Party Monitor within three (3) days following the non-objection of the CMAs to the Third-Party Monitor. If a replacement Third-Party Monitor has not been appointed within thirty (30) days following any vacancy, the CMAs may fill the vacancy by directing Momentus to engage a candidate meeting the qualifications set forth in Section V.B.

B.	Qualifications. Momentus shall ensure that the Third-Party Monitor is incorporated and has its principal place of business in the United States and possesses qualifications appropriate for monitoring compliance with this NSA, including experience with critical technologies and cybersecurity. For any Third-Party Monitor candidate, Momentus shall submit to the CMAs Business Identifier Information and a detailed professional synopsis of the nominee’s experience, as well as any additional information requested by the CMAs. At the time of the nomination, Momentus shall ensure that the Third-Party Monitor has no current or prior contractual, financial, or fiduciary relationship with any of the Transaction Parties, their respective Affiliates, or the Related Parties. Momentus shall ensure that the Third-Party Monitor does not owe any obligation to any of the Transaction Parties, their respective Affiliates, or the Related Parties that would limit the independence of the Third-Party Monitor or inhibit the Third-Party Monitor from sharing any information with the CMAs that the Third-Party Monitor or the CMAs deem relevant to ensuring the Transaction Parties’ compliance with this NSA.

C.	Monitoring Agreement. By no later than the Effective Date, Momentus shall have submitted a draft of a monitoring agreement (the “Monitoring Agreement”) with the Third-Party Monitor identified to the CMAs under Section V.A to the CMAs. Momentus shall resolve any concerns raised by the CMAs with respect to the Monitoring Agreement and submit a revised draft of the Monitoring Agreement to the CMAs within five (5) days following receipt of the CMAs’ comments. If the CMAs do not object in writing within fourteen (14) days following the Effective Date in the case of the initial Monitoring Agreement, or, in all other cases, fourteen (14) days following receipt of any draft of the Monitoring Agreement, Momentus shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such request for decision within seven (7) days following the receipt of such second request for decision, the lack of action shall constitute a non-objection. Within three (3) days following the non-objection of the CMAs to the Monitoring Agreement, Momentus shall enter into the Monitoring Agreement with the Third-Party Monitor. The Monitoring Agreement must have been approved in writing by the CMAs, in their sole discretion, before it may come into effect. Momentus shall ensure that the executed Monitoring Agreement is not amended or terminated without the prior written approval of the CMAs. Momentus shall ensure that the Monitoring Agreement includes at least the following terms:

1.	the CMAs shall be third-party beneficiaries of the Monitoring Agreement;

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

2.	the Third-Party Monitor shall report directly to the CMAs and shall owe a fiduciary duty to the USG;

3.	the Third-Party Monitor shall report directly to the CMAs no less frequently than on a weekly basis;

4.	the Third-Party Monitor shall inform the CMAs of any actual or potential violation of this NSA within twenty-four (24) hours of becoming aware of the actual or potential violation and shall provide, upon request, any information to the CMAs pertaining to the Transaction Parties’ compliance with this NSA;

5.	the Third-Party Monitor shall abide by the CMAs’ guidance and protocols in performing its functions under this NSA;

6.	the Third-Party Monitor shall not disclose any information it obtains in connection with the Monitoring Agreement or its services thereunder to any third party without the prior written consent of the CMAs;

7.	Momentus shall be responsible for all expenses and fees in connection with the Third-Party Monitor and the Monitoring Agreement;

8.	Mr. Kokorich, Nortrone, Momentus, and Momentus’ Affiliates, including Momentus’ Personnel, shall cooperate with the Third-Party Monitor and comply with all requests from the Third-Party Monitor to monitor and verify compliance with this NSA, including unrestricted access to relevant Momentus Personnel, information, documents, and records of Communications;

9.	upon the request of the CMAs, the Third-Party Monitor shall share with the CMAs any such information provided to it by the Transaction Parties;

10.	except as otherwise agreed to by the CMAs, the Third-Party Monitor shall Participate in all Communications between Momentus and Momentus Personnel, on the one hand, and any of the Investors or their Affiliates, including their respective Personnel, on the other hand;

11.	the CMAs, in their sole discretion, may unilaterally direct Momentus to terminate the Third-Party Monitor and Monitoring Agreement at any time for any reason without approval from the Transaction Parties;

12.	The Third-Party Monitor shall have real-time Access to Momentus’ computer networks as necessary to perform its duties under the Monitoring Agreement with respect to the NSA; and

13.	The Third-Party Monitor shall provide compliance reports every thirty (30) days for at least the first six (6) months following the execution of the Monitoring Agreement. After the first six (6) months, the CMAs may, in their sole discretion, reduce the frequency of the compliance reports to quarterly. The Third-Party Monitor shall send the compliance reports to the CMAs at least two (2) days prior to sending the compliance reports to Momentus.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

ARTICLE VI: COMMUNICATIONS RESTRICTIONS

A.	Restricted Communications. The Investors shall not, and shall use their reasonable efforts to ensure that their respective Affiliates do not, engage in any Communications with Momentus, Momentus Personnel, or the Security Director, except to the extent necessary for the following limited purposes or as otherwise permitted in writing by the CMAs, with any conditions that the CMAs may require in their sole discretion (collectively, the “Permitted Communications”):

1.	Communications directly and exclusively related to the Divestment;

2.	Communications directly and exclusively related to CFIUS matters, including compliance with this NSA and responding to requests from the CMAs, except to the extent that the CMAs request that any such responses not be shared with any of the Investors or their respective Affiliates;

3.	Communications among legal counsel to the Transaction Parties exclusively regarding legal guidance and advice relating to compliance with commitments to CFIUS, and compliance with applicable securities laws and regulations and other regulatory filings; and

4.	Communications that are personal in nature and do not involve Momentus or its operations, including any Protected Technical Information.

B.	Communications Log. Momentus, under the direction of the Security Officer and the Security Director, shall maintain a log of all Communications between Momentus, Momentus Personnel, or the Security Director, on the one hand, and any of the Investors or their respective Affiliates, on the other hand (the “Communications Log”), which shall include: (1) the date of the Communication; (2) the mode of the Communication; (3) the names and positions of individuals involved in the Communication; and (4) the nature and contents of the Communication, including a copy of each such Communication. In addition to regular monitoring under Section VI.C, within five (5) days following a request by the CMAs, Momentus shall submit a copy of the Communications Log to the CMAs as well as any additional information requested by the CMAs in their sole discretion, including any documents, records, or Communications.

C.	Monitoring of Communications. Momentus shall ensure that the Security Officer and Third-Party Monitor, upon their respective appointment in accordance with Articles IV and V, Participate in all Communications, including Permitted Communications, other than Permitted Communications described in Subsection VI.A.4, between Momentus or Momentus Personnel, on the one hand, and any of the Investors or their respective Affiliates, on the other hand. For the avoidance of doubt, all Permitted Communications described in Subsection VI.A shall still be subject to the logging requirements under Section VI.B. The Investors shall not, and shall use their reasonable best efforts to ensure their Affiliates do not, Participate in any Communications, including Permitted Communications, with the Security Director, unless the Security Officer and Third-Party Monitor also Participate. Momentus shall submit a copy of the Communications Log to the Third-Party Monitor and CMAs on a bi-weekly basis and as otherwise requested by the Third-Party Monitor or the CMAs. The Security Officer and Third-Party Monitor shall review the Communications Log to ensure that all such Communications are compliant with this NSA.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

D.	Record Retention. Each of Momentus (with respect to itself and its Personnel) and the Investors shall use their best efforts to not delete or alter:

1.	any records, documents, or written or otherwise recorded Communications in the possession, custody, or control of Momentus, regardless of the date of creation, that relate to or were created, sent or received by any of the Investors or their respective Affiliates;

2.	any records, documents, or written or otherwise recorded Communications in the possession, custody, or control of an Investor, regardless of the date of creation, that relate to or were created, sent, or received by Momentus or its respective Affiliates;

3.	any records, documents, or written or otherwise recorded Communications, regardless of the date of creation, between Momentus, Momentus Personnel and former Momentus employees (while employed at Momentus), former directors, and former independent contractors (while providing services to Momentus), or any of the Investors, on the one hand, and [***], its Affiliates, and their respective Personnel and former employees (while employed at [***]), former directors and former independent contractors (while providing services to [***]), on the other hand, pertaining to any transactions, services, agreements, projects, missions, discussions, or dealings of any kind between such parties;

4.	any written or otherwise recorded Communications related to Momentus between Momentus, Momentus Personnel, on the one hand, and any of the Investors or their respective Affiliates, on the other hand; or

5.	network logs detailing Access to Protected Systems.

E.	Non-Circumvention. Each Investor shall use its best efforts to ensure that its Related Parties do not take any action that would breach any other provision of this Article VI if it were taken by such Investor. For the avoidance of doubt, each Transaction Party shall ensure that all Communications (including Permitted Communications) by that Transaction Party that are subject to this Article VI comply with all other provisions of this NSA, including the prohibitions on Access to Protected Technical Information, Protected Systems, and Protected Facilities, and Momentus’ engagement in Technical Relationships, and each Investor shall use its best efforts to ensure that such Communications by its Affiliates or Related Parties so comply.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

F.	Communications Plan. By no later than the Effective Date, Momentus shall have submitted a draft of a communications plan that establishes policies and procedures to ensure compliance with this Article VI (the “Communications Plan”) to the CMAs. Momentus shall resolve any concerns raised by the CMAs with respect to the Communications Plan and submit a revised draft of the Communications Plan to the CMAs within five (5) days following receipt of the CMAs’ comments. If the CMAs do not respond in writing within fourteen (14) days following the Effective Date in the case of the initial Communications Plan, or, in all other cases, within fourteen (14) days following receipt of any draft of the Communications Plan, Momentus shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such request for decision within seven (7) days following the receipt of such second request for decision, the lack of action shall constitute a non-objection. Within three (3) days following the non-objection of the CMAs to the Communications Plan, Momentus shall adopt the Communications Plan.

G.	Amendment. If at any time Momentus, the Security Officer, the Security Director, or the CMAs determine that the Communications Plan should be amended, Momentus, the Security Officer, and the Security Director shall engage in consultations with the CMAs and amend the Communications Plan, subject to the same procedures as the initial draft.

ARTICLE VII: TECHNOLOGY CONTROLS

A.	Access Restrictions. The Investors shall not, and shall use their reasonable best efforts to ensure that their respective Affiliates and the Related Parties do not, directly or indirectly, Access any Protected Technical Information, Protected Facilities, or Protected Systems, or make any attempt, direct or indirect, whether or not successful, to Access any Protected Technical Information, Protected Facilities, or Protected Systems. Momentus shall ensure that none of the Investors, their respective Affiliates, or the Related Parties obtains any Access to any Protected Technical Information, Protected Facilities, or Protected Systems.

B.	Technical Relationships. Momentus shall not engage in a Technical Relationship with any of the Investors, their respective Affiliates, or the Related Parties. Momentus shall, within thirty (30) days following the Effective Date and thereafter on a bi-weekly basis, submit a report to the Third-Party Monitor and the CMAs that identifies, for the preceding two weeks, all Technical Relationships in which Momentus has engaged. For each bi-weekly report, Momentus shall provide: the identity of the Person; the Person’s nationality (for individuals) or principal place of business (for entities); a description of the nature, purpose, scope, and duration of the Technical Relationship; copies of any documents setting forth the terms of the Technical Relationship; and, at the request of the CMAs, any other information about the Technical Relationship. In addition, for each Person listed in the bi-weekly report, Momentus shall, as described at 31 C.F.R. § 800.204, certify in writing that such Person is not any of the Investors, their respective Affiliates, or the Related Parties. If the CMAs determine, in their sole discretion, that any Technical Relationship is with any of the Investors, their respective Affiliates, or the Related Parties; could otherwise reasonably be expected to provide any of the Investors with Access to Protected Technical Information; or could reasonably be expected to cause the transfer of Protected Technical Information in a manner harmful to U.S. national security, the CMAs may direct Momentus to terminate such Technical Relationship and Momentus shall promptly, and in any event within three (3) days, terminate such Technical Relationship.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

C.	Personnel. Momentus shall not hire or engage any of the Investors, their respective Affiliates, the Related Parties, or the Personnel of, or former employees, former directors, or former independent contractors of, any of the foregoing to be Personnel of Momentus.

D.	Obligation to Perform Diligence. Momentus, in consultation with the Third-Party Monitor, shall perform due diligence on all Persons to which it grants Access to Protected Technical Information, Protected Systems, and Protected Facilities, and with which it engages in Technical Relationships, to ensure that such Persons are not the Investors, their respective Affiliates, or, to the best knowledge of Momentus after performing such diligence, the Related Parties. Such due diligence may include conducting background checks, gathering necessary information from such Persons, cross-referencing information with relevant databases, and incorporating provisions in relevant contracts, as appropriate. Momentus’ lack of knowledge that a Person to which it grants Access to Protected Technical Information, Protected Systems, or Protected Facilities, or with which it engages in Technical Relationships, is an Investor, an Affiliate of an Investor, or a Related Party due to Momentus’ failure to perform due diligence on such Person shall not excuse a violation of this NSA.

E.	Export and Sanctions Controlled Activities. Momentus shall submit written notification to the Third-Party Monitor, Security Officer, and the CMAs within three (3) days following any submissions to, correspondence with, and determinations made by the Department of Commerce Bureau of Industry and Security (BIS), the Department of State Directorate of Defense Trade Controls (DDTC), or the Office of Foreign Assets Control (OFAC) regarding licenses for any exports, re-exports, transfers, transshipments, or deemed exports or re-exports, any other authorizations, waivers or exceptions, commodity jurisdiction (CJ) requests or determinations, commodity classification automated tracking system (CCATS) determinations, self-disclosures, and enforcement actions, as applicable. Momentus shall also provide written notice to the Third-Party Monitor, Security Officer, and the CMAs at least three (3) days prior to utilizing any export control waivers, exceptions, or general licenses that do not require notification to BIS, DDTC, or OFAC. Momentus shall not seek authorization to export any Protected Technical Information that is controlled under the Export Administration Regulations, the International Traffic in Arms Regulations, or OFAC regulations to: (1) any individual who is domiciled or resident in the Russian Federation or who holds Russian citizenship; (2) any entity organized under the laws of or with its principal place of business in the Russian Federation; or (3) any Person, wherever located, acting on behalf of or in concert with the foregoing.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

F.	Security Plan. By no later than the Effective Date, Momentus shall have submitted a draft of a security plan that establishes policies and procedures to safeguard Protected Technical Information, Protected Systems, and Protected Facilities in order to ensure compliance with this NSA (the “Security Plan”) to the CMAs. Momentus shall resolve any concerns raised by the CMAs with respect to the Security Plan and submit a revised draft of the Security Plan to the CMAs within five (5) days following receipt of the CMAs’ comments. If the CMAs do not respond in writing within fourteen (14) days following the Effective Date in the case of the initial Security Plan, or, in all other cases, within fourteen (14) days following receipt of any draft of the Security Plan, Momentus shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such request for decision within seven (7) days following the receipt of such second request for decision, the lack of action shall constitute a non-objection. Within three (3) days following the non-objection of the CMAs to the Security Plan, Momentus shall adopt the Security Plan. If at any time Momentus or the CMAs determine that the Security Plan should be amended, Momentus shall engage in consultations with the CMAs and amend the Security Plan.

1.	Momentus shall develop the Security Plan in accordance with standards developed or published by the National Institute of Standards and Technology, the International Organization for Standardization, the Center for Internet Security, or another standards organization with provisions pertaining to information and physical security as communicated by the CMAs.

2.	Momentus shall ensure that the Security Plan includes, consistent with the framework on which it is based, provisions for the encryption of data in transit and at rest; inventory of authorized devices, software, hardware, applications, and credentials; secure configurations of systems and devices; data recovery; security training; Access controls; log controls; incident detection, handling, and response; penetration testing; and other robust processes and protections necessary to ensure the security of Protected Technical Information and Protected Systems.

3.	Momentus shall ensure that the Security Plan provides clear guidance and processes for identifying, marking, and limiting Access to Protected Technical Information; complying with export control authorities; and ensuring the protection and confidentiality of Momentus’ trade secrets.

4.	Momentus shall ensure that the Security Plan establishes processes for conducting due diligence on relevant Persons, including prompt vetting of existing Momentus Personnel, (e.g., conducting background checks, gathering necessary information, incorporating provisions in relevant contracts, as appropriate) and vetting of new Momentus Personnel prior to providing Access to Protected Technical Information, Protected Systems, or Protected Facilities, or engaging in Technical Relationships with such Persons.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

5.	As part of the Security Plan, Momentus shall implement a visitation policy to govern Physical Access to Protected Facilities, including logging all visitors and the relevant details of their visits, verifying visitors’ identities, requiring visitors to wear badges, and requiring visitors to be escorted as appropriate. Momentus shall submit any information regarding visitors to Protected Facilities requested by the Third-Party Monitor or the CMAs. The Investors, their Affiliates, and any Persons known by Momentus, after performing the diligence required under Section VII.D., to be Related Parties, shall not be permitted to visit any Momentus Facilities unless the CMAs provide prior written approval of such visit, the Security Officer Participates in the visit, and the number of escorts equals or exceeds the number of visitors.

6.	As part of the Security Plan, Momentus shall implement a violation reporting policy that requires Momentus Personnel to report any actual or potential violation of this NSA to the Security Officer; provides clear and accessible options for reporting actual or potential violations (e.g., dedicated email account, hotline); and provides for non-retaliation against any Personnel who report actual or potential violations. The Security Officer shall promptly, and in any event within twenty-four (24) hours, report to the CMAs any actual or potential violation reported by Momentus Personnel.

7.	Momentus shall be responsible for all costs associated with the Security Plan.

8.	Momentus shall ensure compliance with the Security Plan. For the avoidance of doubt, any violation of the Security Plan shall constitute a violation of this NSA.

G.	Dissemination and Training. Within seven (7) days following the CMAs’ non-objection to the Security Plan, Momentus shall disseminate the Security Plan to all Momentus Personnel and conduct a training to ensure that all Momentus Personnel acknowledge and understand the Security Plan and the obligations and prohibitions under this NSA (“Training”). Momentus shall provide copies of any Training material to the CMAs in advance of the Training. Momentus shall provide the Security Plan to, and conduct Training for, any new Momentus Personnel following the initial dissemination and Training, and Momentus shall further implement an annual Training program for existing Momentus Personnel thereafter. Momentus shall ensure that the Security Officer implements and oversees the dissemination and Training processes.

ARTICLE VIII: THIRD-PARTY AUDIT

A.	Third-Party Audit. Momentus shall engage a third-party auditor (the “Third-Party Auditor”) to conduct audits of the Transaction Parties’ compliance with this NSA, including auditing: the Transaction Parties’ compliance with the restrictions on Communications; Access to Protected Technical Information, Protected Systems, and Protected Facilities; Momentus’ engagement in Technical Relationships; and Momentus’ implementation of and compliance with the Security Plan (the “Audit”). Momentus shall ensure that the Audit further includes vulnerability testing, penetration testing, and other cybersecurity tools necessary to ensure that there are no vulnerabilities in Protected Systems that could enable the circumvention of this NSA. Momentus shall be responsible for all costs associated with the Audit.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

B.	Engagement. By no later than the Effective Date, Momentus shall have submitted the identity of the Third-Party Auditor to the CMAs. If the CMAs do not respond in writing within fourteen (14) days following the Effective Date in the case of the initial Third-Party Auditor, or, in all other cases, fourteen (14) days following receipt of all information relating to the nominee, Momentus shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such request for decision within seven (7) days following the receipt of such second request for decision, the lack of action shall constitute a non-objection. If the CMAs object to the proposed nominee, Momentus shall submit a nomination for a different candidate to the CMAs within five (5) days following receipt of any such objection, subject to the same procedures as the initial nomination. Momentus shall engage the Third-Party Auditor within three (3) days following the non-objection of the CMAs to the Third-Party Auditor.

C.	Qualifications. Momentus shall ensure that the Third-Party Auditor is a U.S. Person and has no current or prior contractual, fiduciary, or financial relationship with any of the Transaction Parties, their respective Affiliates, or the Related Parties except as otherwise permitted by the CMAs. Momentus shall ensure that each auditor nominated has the qualifications appropriate for completing the Audit in accordance with the Audit Plan.

D.	Audit Plan. By no later than the Effective Date, Momentus shall have submitted a draft of the scope and terms of the Audit (the “Audit Plan”) to the CMAs. Momentus shall resolve any concerns raised by the CMAs with respect to the Audit Plan and submit a revised draft of the Audit Plan to the CMAs within five (5) days following receipt of the CMAs’ comments. If the CMAs do not respond in writing within fourteen (14) days following the Effective Date in the case of the initial Audit Plan, or, in all other cases, within fourteen (14) days following receipt of any draft of the Audit Plan, Momentus shall send the CMAs a written notice requesting a decision. If the CMAs do not respond to such request for decision within seven (7) days following the receipt of such second request for decision, the lack of action shall constitute a non-objection. Within three (3) days following the non-objection of the CMAs to the Audit Plan, Momentus shall adopt the Audit Plan.

E.	Conduct of Audit. Momentus shall ensure that the Third-Party Auditor completes the Audit consistent with the Audit Plan. Momentus shall ensure that the Third-Party Auditor submits the full report of the Audit to the CMAs directly within three (3) days following the completion of the Audit. During the course of the Audit, Mr. Kokorich, Nortrone and Momentus shall provide all information deemed necessary by the Third-Party Auditor to conduct the Audit, including unrestricted access to relevant Momentus Personnel and documents, including any records of Communications. Momentus shall provide the Third-Party Auditor with Access to Protected Technical Information, Protected Systems, and Protected Facilities, in each case as deemed necessary by the Third-Party Auditor to conduct the Audit.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

F.	Audit Frequency. Momentus shall conduct an Audit on a calendar quarterly basis, consistent with the same processes as the initial Audit. The completion date for the initial Audit and the following quarterly Audits will be specified in the Audit Plan. The CMAs may require additional Audits to address an actual or potential violation of this NSA, in their sole discretion and following consultations with Momentus regarding the actual or potential violation and the scope of the additional audit. Upon completion of any Audit, the Transaction Parties may request in writing that the CMAs consider modifications to this NSA. The CMAs may grant or reject any such proposal in their sole discretion.

ARTICLE IX: INFORMATION MEETINGS

At the request of the CMAs, but not less than once every twelve (12) months unless waived in writing by the CMAs, the Transaction Parties shall meet with the CMAs and the Third-Party Monitor at a mutually agreed upon time and location or by telephone to discuss compliance with the NSA (each such meeting, an “Information Meeting”). At each Information Meeting, the Transaction Parties shall provide all information requested, and answer questions posed, by the CMAs. The CMAs may, in their sole discretion, exclude one or more of the Transaction Parties from all or part of an Information Meeting. In addition to discussing the provisions of this NSA, such Information Meetings may cover: any ongoing or anticipated business operations affecting Momentus’ products and services; Momentus’ product and service roadmaps and related research and development activities; Momentus’ past, present, or prospective Technical Relationships; Momentus’ past, present, or prospective work with the USG; any planned changes to the ownership or corporate structure of Momentus; and any other topics related to the Transaction Parties. If the CMAs pose written questions to any Transaction Party following an Information Meeting, such Transaction Party shall submit written responses to the CMAs within five (5) days following receipt of the questions, unless otherwise extended by the CMAs.

ARTICLE X: ACCESS AND INSPECTIONS

Momentus shall grant, or cause to be granted, the CMAs and their representatives Physical Access to any Protected Facility or any other facility or premises owned, leased, managed, or operated by Momentus or its Affiliates, in order to conduct onsite reviews or audits concerning the implementation of and compliance with this NSA, including the ability to meet with Momentus Personnel and to inspect books and records, Communications, information, equipment, and servers. This right shall extend to the facilities, premises, employees, books and records, information, equipment, and servers of any third party or agent working on behalf of any of Momentus or its Affiliates, provided that Momentus or its Affiliates possesses the authority to permit such access. If Momentus or its Affiliates does not possess such authority, Momentus or its Affiliates shall use best efforts to obtain permission from the third party or agent for the CMAs to facilitate such access for purposes of monitoring compliance with this NSA. Unless otherwise required in the interest of national security in the sole discretion of the CMAs, the CMAs shall provide twenty-four (24) hours advance notice for such access and inspections. Momentus and its Affiliates shall cooperate with the CMAs and provide the CMAs with information as may be requested by the CMAs in their sole discretion to enforce and verify compliance with this NSA. The Investors shall cooperate with the CMAs and provide the CMAs with information as may be reasonably requested to enforce and verify compliance with this NSA.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

ARTICLE XI: COMPLIANCE REPORTS

A.	Quarterly Reports. No later than ninety (90) days following the Effective Date and thereafter on a quarterly basis, in coordination with the Third-Party Monitor, (1) Mr. Kokorich, and Nortrone and (2) Momentus each shall submit a separate quarterly report to the CMAs concerning its implementation of and compliance with this NSA (each a “Quarterly Compliance Report”). Each Quarterly Compliance Report must include, at a minimum:

a detailed description of the manner in which the Transaction Party is effectuating its obligations under this NSA, including all actions taken and policies promulgated; and

a detailed description of all instances of noncompliance with this NSA and violations of policies promulgated pursuant to this NSA, whether inadvertent or intentional, and the steps taken to prevent such noncompliance and violations from recurring.

B.	Certification. In consultation with the CMAs, the applicable Transaction Parties shall address any concerns raised by the CMAs regarding the information provided in their respective Quarterly Compliance Report to the CMAs’ satisfaction. Each Quarterly Compliance Report must be signed by the chief executive officer of the respective Transaction Party, or duly authorized designee thereof, and certify that the Quarterly Compliance Report is accurate and complete in all material respects.

C.	Opinions. The Third-Party Monitor shall provide its opinion regarding the accuracy of the certifications directly to the CMAs. With respect to Momentus’ certification, Momentus shall ensure that the Security Officer also provides its opinion regarding the accuracy of the certification directly to the CMAs and provides a summary to the CMAs of the sufficiency of the Security Plan.

D.	Noncompliance Reports. Mr. Kokorich, Nortrone, Mr. Khasis, Mrs. Khasis, and Brainyspace shall submit a report to the CMAs within three (3) days of becoming aware of any instance of noncompliance with this NSA by such Party, whether inadvertent or intentional. Any such report shall include a detailed description of the instance of noncompliance and the steps taken to prevent such noncompliance from recurring.

ARTICLE XII: LIQUIDATED DAMAGES

A.	Remedies. If the CMAs believe that any of the Transaction Parties has breached or is about to breach this NSA (each such event, a “Breach”), the CMAs or other appropriate USG authority may seek any and all remedies available under law, including injunctive relief or other judicial relief, specific performance, and actual damages. In the event that the CMAs believe that a Breach of any of the Conditions has occurred, [***], and Momentus further agree as follows:

1.	Each of [***] and Momentus as determined by the CMAs, in their sole discretion, to be responsible for a Breach of the Conditions shall pay liquidated damages to the USG in the amount of one hundred thousand dollars ($100,000) per day, starting on the date on which the Breach first occurred up to and including the date upon which the CMAs determine that the Breach has been cured, as a reasonable assessment of the harm to national security that would result from such Breach, provided that such liquidated damages shall not exceed an aggregate amount of one million dollars ($1,000,000) per Breach.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

In each case, CFIUS may consider the severity of the Breach or other violation and other relevant facts and circumstances in deciding whether to seek a lesser amount than the liquidated damages specified above. Nothing in this NSA is intended to create rights to damages enforceable at law by the Transaction Parties against the USG, or to limit any rights the USG may have under law or regulation or this NSA.

ARTICLE XIII: ESCROW

No later than the Effective Date, Momentus shall deposit into escrow the sum of one million dollars ($1,000,000), an amount sufficient to cover the expenses of the Trustees, Security Director, Third-Party Monitor, and Third-Party Auditor over a two (2) year period. Any interest earned on such funds shall be allocated to Momentus. The CMAs may accept, in their sole discretion, in lieu of the deposit of funds into escrow by Momentus, the delivery by Momentus of letters of credit or surety bonds in that amount. No later than the Effective Date, Momentus shall submit to the CMAs a form of escrow agreement and a proposed escrow agent (or, alternatively, documentation pertaining to a substitute letters of credit or surety bonds), in each case that has been approved in writing in advance by the CMAs in their sole discretion. No funds shall be withdrawn from the escrow account prior to June 8, 2023 without the prior written non-objection of the CMAs.

ARTICLE XIV: GENERAL PROVISIONS

A.	Effectiveness. Except as otherwise specifically provided in this NSA, the obligations imposed by this NSA shall take effect immediately upon the Effective Date and shall remain in effect until this NSA is terminated in accordance with the terms herein.

B.	Choice of Law. This NSA shall be governed by and interpreted according to the federal laws of the United States.

C.	Forum Selection. A civil action brought by any Party for judicial relief with respect to any dispute or matter whatsoever arising under, in connection with, or incident to, this NSA shall be brought, if at all, in accordance with Section 721(e)(2) to the extent applicable. If Section 721(e)(2) is not applicable, such civil action shall be brought in the U.S. District Court for the District of Columbia.

D.	Other Laws. Nothing in this NSA is intended to limit, alter, or constitute a waiver of:

1.	any obligation imposed on the Transaction Parties by any U.S. federal, state, or local laws;

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

2.	any enforcement authority available under any U.S. federal, state, or local laws;

3.	the sovereign immunity of the United States; or

4.	any authority or jurisdiction the USG may possess over the activities of the Transaction Parties or their agents located within or outside the United States.

E.	Computing Time. All references to “days” in this NSA mean calendar days unless otherwise expressly provided. In computing any time period pursuant to this NSA:

1.	the day of the event that triggers the period is excluded; and

2.	the last day of the period is included, but if the last day is a Saturday, Sunday, or federal holiday, the period continues to run until the end of the next day that is not a Saturday, Sunday, or federal holiday.

F.	Tolling of Deadlines. Any non-objection or approval provision applicable to the CMAs pursuant to this NSA shall be tolled during a lapse in appropriations or a shutdown in federal government operations.

G.	Notice Regarding Legal Representation. The Transaction Parties shall provide notice to the CMAs, including contact information, of any legal representation in connection with their obligations under this NSA, whether outside legal counsel or internal general counsel, within five (5) days following the Effective Date and thereafter within five (5) days following any change to such legal representation.

H.	Change in Circumstances. If, after this NSA takes effect, the CMAs or the Transaction Parties believe that changed circumstances warrant a modification or termination of this NSA (including if the CMAs determine that the terms of this Agreement are inadequate or no longer necessary to address national security concerns), then the Transaction Parties shall negotiate in good faith with the CMAs to modify or terminate this Agreement. Rejection of a proposed modification alone shall not constitute evidence of a failure to negotiate in good faith.

I.	Successors and Assigns. This NSA is binding upon, and inures to the benefit of, the Transaction Parties and their respective successors and assigns; for purposes of this NSA, successors and assigns under this section include any corporate name changes. No Transaction Party may assign any obligation under this NSA without the prior written consent of the CMAs. For the avoidance of doubt, Second Merger Sub assuming the obligations of this NSA following the SPAC Transaction Closing Date shall be considered a succession rather than an assignment. The Transaction Parties shall remain liable for all the obligations under this NSA that are assigned to any other Person. In the event that any Transaction Party effects the transfer, separation, or sale of a material portion of its business operations or assets that are subject to requirements under this NSA, including by way of a sale of assets, spin-off, split-off, reorganization, or similar transaction, such Transaction Party shall immediately notify the CMAs and, after consultation with the CMAs, the transferee, successor, or acquirer, as applicable, may, without any further action required of the Transaction Parties, execute a joinder agreement under which such transferee, successor, or acquirer, as applicable, assumes the relevant obligations under this NSA and becomes a Party hereto. In the event that any Transaction Party effects the transfer, separation, or sale of a material portion of its business operations or assets that are subject to requirements under this NSA to an Affiliate, such Transaction Party shall, at the time of such transaction, cause the relevant Affiliate to execute a joinder agreement under which the Affiliate takes on the relevant obligations under this NSA and becomes a Party hereto. For the avoidance of doubt, neither Mr. Kokorich nor Nortrone shall assign the right to be paid any Divestment proceeds in connection with the Stock Repurchase Agreements under Subsection III.B.1.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

J.	Joinder. At any time after the Effective Date, one or more additional Persons may become a party hereto by executing and delivering to the CMAs a joinder agreement. Immediately upon acceptance by the CMAs of such joinder agreement, each such additional Person will become a party to this NSA as a “Transaction Party” and assume all of the obligations of a Transaction Party hereunder, and this NSA shall be deemed amended by such joinder agreement with no further action or consent required.

K.	Termination. After this NSA takes effect, it shall terminate only upon written notice by the CMAs to the Transaction Parties. Termination of this NSA does not relieve a Transaction Party from liability for any violation of this NSA occurring while the NSA was in effect or for fraud. Article I (Definition of Terms) and Article XIV (General Provisions) shall survive a termination of this NSA. Once the Divestment is completed in accordance with Article III, Mr. Khasis, Mrs. Khasis, and Brainyspace shall no longer constitute Investors or Transaction Parties except for purposes of Sections III.A–C and Articles VI, VII, and XIV; provided that the CMAs shall review the compliance of Mr. Khasis, Mrs. Khasis, and Brainyspace with Articles VI and VII no later than twelve (12) months following the Effective Date, and, if the CMAs inform the Transaction Parties in writing that they have not identified, in their sole discretion, any violations of such obligations, Mr. Khasis, Mrs. Khasis, and Brainyspace shall no longer constitute Investors or Transaction Parties for purposes of Articles VI and VII. The Transaction Parties may request that this NSA be further modified once the Divestment is completed in accordance with Article III to reflect the absence of any direct or indirect ownership of Momentus Interests by the Investors, their respective Affiliates, or the Related Parties. The CMAs may determine, in their sole discretion, whether the NSA should be terminated following such a request.

L.	Interpretation. The section headings and numbering in this NSA are inserted for convenience only and shall not affect the meaning or interpretation of the terms of this NSA. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this NSA unless the context shall otherwise require. The words “hereof,” “herein,” and “hereunder” and words of like import used in this NSA shall refer to this NSA as a whole and not to any particular provision of this NSA. Whenever the words “include,” “includes,” or “including” are used in this NSA, they shall be deemed to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Whenever any provision in this NSA refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. The definitions given for terms in this NSA shall apply equally to both the singular and plural forms of the terms defined.

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

M.	Notices. All notices and other communications given or made relating to this NSA shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be sent by electronic mail addressed to the Parties’ designated representatives at the addresses shown below, or to such other representatives at such other addresses as the Parties may designate in accordance with this section:

If to the CMAs:

U.S. Department of the Treasury

Attention: Phil Ludvigson

Office of Mitigation Monitoring and Enforcement

Investment Security

1500 Pennsylvania Avenue, NW

Washington, DC 20220

[***]

U.S. Department of Defense

Attention: Andrew Pahutski

Director, Foreign Investment Review

U.S. Department of Defense

Washington, DC 20301

[***]

If to the Transaction Parties:

If to Mr. Kokorich and Nortrone:

[***]

If to Momentus:

[***]

with a copy to:

[***]

[***]

If to Mr. Khasis, Mrs. Khasis, and Brainyspace:

[***]

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

N.	Severability. The provisions of this NSA shall be severable and if any provision hereof or the application of such provision under any circumstances is held invalid by a court of competent jurisdiction, it shall not affect the validity or enforceability of any other provision of this NSA or the application of such other provision, which shall remain in full force and effect.

O.	United States Government Remedies. Each of the Transaction Parties acknowledges that if it fails to comply with any of the terms of this NSA, the CMAs or any other appropriate USG authority may seek any and all remedies available under applicable law, including injunctive or other judicial relief, and remedies under Section 721 and 31 C.F.R. Part 800. Each of the Transaction Parties acknowledges that, pursuant to Section 721 and 31 C.F.R. Part 800, any Person who violates a material provision of this NSA may be liable to the United States for liquidated damages plus a civil penalty not to exceed $250,000 per violation or the value of the Transaction, whichever is greater, with the amount of the penalty imposed being based on the nature of the violation. The taking of any action by the CMAs or other appropriate USG authority in the exercise of any remedy shall not be considered as a waiver by the CMAs or such other USG authority of any other rights or remedies. Nothing in this NSA is intended to create rights to damages enforceable at law by the Transaction Parties against the USG, or to limit any rights the USG may have under law or regulation or this NSA.

P.	Waiver. The failure of the CMAs to insist on strict performance of any of the provisions of this NSA, or to exercise any right granted herein, shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver by the CMAs of any provision of or right under this NSA shall be valid unless it is in writing and expressly provides for the waiver of a specified requirement under a particular provision of this NSA. The CMAs shall have the authority to grant or revoke any waiver, exception, or approval in their sole discretion.

Q.	Amendment. This NSA may be amended only by written agreement signed by all of the Parties.

R.	Entire Agreement. This NSA, together with any Annexes hereto, constitutes the entire understanding of the Parties hereto and supersedes all prior agreements or understandings with respect to the subject matter hereto.

S.	Counterparts. This NSA may be executed in two or more counterparts, including .pdf or other electronic counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Remainder of this page intentionally left blank]

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

Agreed to on the date first written above:

Mikhail Kokorich

By:	/s/ Mikhail Kokorich
Name:	Mikhail Kokorich

Nortrone Finance S.A.

By:	/s/ Mikhail Kokorich
Name:	Mikhail Kokorich
Title:	Owner

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

Agreed to on the date first written above:

Lev Khasis

By:	/s/ Lev Khasis
Name:	Lev Khasis

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

Agreed to on the date first written above:

Brainyspace LLC

By:	/s/ Olga Khasis
Name:	Olga Khasis
Title:	Manager

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

Agreed to on the date first written above:

Momentus Inc.

By:	/s/ Dawn Harms
Name:	Dawn Harms
Title:	Chief Executive Officer

Certain information identified by “[***]” herein has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

Agreed to on the date first written above:

For the U.S. Department of the Treasury

By:	/s/ Andrew Fair
Name:	Andrew Fair
Title:	Acting CFIUS Staff Chair

For the U.S. Department of Defense

By:	/s/ Andrew J. Pahutski
Name:	Andrew J. Pahutski
Title:	Director, Office of Foreign Investment Review